Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC. ISSUES CEO PRODUCT UPDATE

ROCHESTER, N.Y November 14, 2016 (GLOBE NEWSWIRE) -- On November 14, 2016, Richard A. Kaplan, the chief executive officer of CurAegis Technologies, Inc., provided the following update of the Company’s accomplishments and business priorities as presented below.

Dear Shareholders,

This is a very interesting time for CurAegis which complicates the writing of this report. I have to balance the excitement that we feel and the successes that we have had with the cautious guidance that things don’t always turn out the way one thinks they will. That being said, I will do my best to communicate where we are at this time.

Aegis Pump & Motor: As you know, our tests at MSOE (Milwaukee School of Engineering) went well. We have subsequently setup meetings with prospective users. One of the largest potential customers has asked us to produce a production prototype motor for them. They have given us their specifications and we are preparing to deliver it in July of 2017. There are 3 objectives that we want to achieve: higher efficiency, lower cost and a smaller, lighter package. The potential customer has given us their desired parameters and priorities of each and we are confident we can meet them. We are also hiring an industry consultant who will be taking us into other very large potential customers in the next few months. Again, I want to express caution in that any new technology has risks.

CURA System: We have completed our validation studies at the University of Colorado at Boulder and the University of Rochester Medical Center. To say they were great may be an understatement. We can now state that we can predict a person’s fatigue level, at close to laboratory accuracy, in real-time. To our knowledge, we are the only technology in the world that can do this. Both our management and our Scientific Advisory Board are excited with the results. We will be releasing and distributing white papers and peer reviews over the next few months. These are to be used in peer reviewed publications, journals, magazines, professional conferences and sales initiatives. We will publish them on our website when they are ready. This should open up many doors and create even more excitement for us in all of our 9 verticals:

1.	Trucking and Heavy Equipment

2.	Busing

3.	Aviation

4.	Medical (hospitals, nursing homes, homecare companies)

5.	Municipal (Counties and States for police, fire, EMT, 911 operators, plow drivers, etc.)

6.	Federal (military, air traffic control, etc.)

7.	General Corporate

8.	Sports Science (college and professional)

9.	Students

We have hired four sales Vice Presidents in Trucking, Busing, Aviation and Municipalities over the last five months. They have already amassed a large volume of sales opportunities. I will caution that these are not sales or commitments, but organizations that have expressed interest. Now that we will have validations and production level myCadian® watches, we hope to convert these into sales. We are also in discussions with government agencies, insurance companies and potential partners both nationally and internationally. As of today, we are in the final phases of our internal trials and anticipate the kick-off of our eight beta trials starting in December. We expect these trials to show:

1.	User acceptance – The user understands the benefits, learns from and enjoys the experience.

2.	Ease of implementation – Our client companies do not have to do any “heavy lifting” to start distributing and benefiting from the technology.

3.	Efficacy of the technology – that the client companies should benefit from higher productivity, lower absenteeism, fewer mistakes and accidents and have a happier, healthier employee population.

If all goes well, we should launch in January or February and start shipping in the second quarter of 2017.

As always, we are grateful for your patience and understanding through the years and hope we will justify both.

To see a full description and video of the CURA System go to our website at www.curaegis.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis Technologies, Inc. business. More detailed information about these factors may be found in filings by CurAegis Technologies, Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis Technologies, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z-Coach education and training program and (ii) the Aegis hydraulic pump. The CURA System consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100